Exhibit 10.18

CME Group Inc.
SEVERANCE PLAN
(As amended and restated effective January 1, 2013)

TABLE OF CONTENTS

2.9 “Involuntary Termination"	..................................................................................................2

2.10 "Qualifying Termination"	...............................................................................2

CME Group Inc. Severance Plan

I.	Purpose, Intent, and Effective Date.
CME Group Inc. (the “Company”) previously adopted the CME Group Inc. Severance Plan (the “Plan”) as a component of the Chicago Mercantile Exchange Inc. Employee Benefit Plan. The Company hereby amends and restates the Plan, effective January 1, 2013 (the “Restatement Effective Date”).
The provisions of this Plan supersede any prior Employer severance benefit plan documents, policies, and programs (regardless of whether such policies and programs were written). The Board of Directors of the Company, or its designee, may designate one or more officers (by office or by name) to perform any act specified to be done by “the Company” under this Plan.
The purpose of the Plan is to provide severance benefits to certain employees of the Employer in the event that their employment is terminated in specified circumstances.
The Plan is intended to constitute an unfunded welfare benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

II.	Definitions.

2.1
“Administrator” means the person(s) or committee designated by the Company to administer the Plan. The Administrator shall be the “administrator” and the “named fiduciary” of the Plan for purposes of ERISA. Unless there is another designation by the Company, the Administrator is the Compensation Committee of the Board of Directors of the Company.

2.2
“Cause” means engaging in conduct that violates any of the Employer’s policies and/or is harmful to the Employer. Whether a Termination of Employment is for Cause will be determined in each case by the Administrator in its sole discretion.

2.3	“Code” means the Internal Revenue Code of 1986, as amended.

2.4
“Continuation Coverage” means (i) the continuation of health plan coverage under Part 6 of Title I of ERISA (“COBRA”) and (ii) the COBRA-like continuation of health plan coverage of an Employee’s domestic partner under the terms of the Employer’s group health plan.

2.5	“Controlled Group” means the Company and any other employer that, together with the Company, would be considered a single employer under Section 414(b) or 414(c) of the Code.

2.6
“Eligible Executive” means an Employee on the U.S. payroll holding the position of Executive Director, Managing Director, Senior Managing Director or any other position on the Management Team of the Company.

2.7
“Employee” means an individual on the U.S. payroll of the Employer who provides personal services to the Employer for compensation, exclusive of individuals who are (a) covered by (i) an individual contract of employment that provides severance benefits, (ii) an individual severance agreement, unless such contract or agreement is evidenced in writing and makes reference to the terms of this Plan, or (iii) any other severance plan of the Employer or an affiliate of the Employer; (b) classified as independent contractors by the Company for employment tax purposes (whether or not such classification is challenged or upheld); (c) temporary, seasonal or intern employees; (d) covered by a collective bargaining agreement which does not provide for participation in this plan; (e) Eligible Executives of the Employer covered by the CME Group Severance Plan for Eligible Executives; (f) regularly scheduled to work for the Employer less than 20 hours per week; (g) not eligible for Employer-provided pension or welfare benefits; or (h) not on the Employer’s United States payroll. The Administrator shall have the authority to determine, in its sole and complete discretion and on a case-by-case basis, whether an individual constitutes an Employee for purposes of the Plan.

2.8
“Employer” means Chicago Mercantile Exchange Inc. and any other employer that is a member of the Controlled Group and that is designated by the Company as eligible to participate in the Plan. As of the Restatement Effective Date, the Employers include GFX Corporation, New York Mercantile Exchange, Inc. and Pivot, Inc.

2.9
“Involuntary Termination” means an involuntary Termination of Employment by the Employer other than by reason of death or disability. In no event will an Employee be deemed to incur an Involuntary Termination if he or she is offered a transfer to a position within the Employer or a position with an affiliate of the Employer, irrespective of whether the Employee elects to accept such offer.

2.10
“Qualifying Termination” means an Involuntary Termination, other than for Cause that the Administrator determines in its sole discretion is due to the elimination of Employee’s job or a reduction in force or due to the unacceptable performance of the Employee’s job duties and responsibilities.

2.11	“Severance Benefit” means any payment or benefit described in the Severance Schedule to this Plan to which an Employee is entitled upon a Qualifying Termination.

2.12	“Severance Pay” means the portion of a Severance Benefit consisting of severance pay.

2.13	“Severance Period” means the period described in the applicable Severance Schedule for which an Employee is entitled to receive Severance Pay.

2.14
“Severance Schedule” means the applicable schedule attached as an appendix to this Plan, as such schedule may be modified from time to time by the Administrator, that describes the Severance Benefits and Supplemental Severance Benefits that an Employee may be entitled to receive pursuant to this Plan.

2.15
“Supplemental Severance Benefits” means any discretionary supplemental benefits that are in addition to any Severance Benefits, including, without limitation, any such discretionary supplemental benefits provided in accordance with the applicable Severance Schedule.

2.16	“Termination of Employment” means a "separation from service" within the meaning of Section 409A of the Code and Treas. Reg. §1.409A-1(h) with the Employer and all members of the Controlled Group.

III.	Eligibility for Benefits.

3.1
Severance Benefits. Subject to the provisions of Article IV, an Employee who experiences a Qualifying Termination during the term of this Plan shall be eligible to receive the Severance Benefits set forth in Appendix A.

3.2
Supplemental Severance Benefits. The Administrator may award Supplemental Severance Benefits to an Employee who experiences a Qualifying Termination in the Administrator's sole discretion and on a case-by-case basis. The determination as to which Supplemental Severance Benefits will be offered, if any, and the amount of such benefit, shall be determined by the Administrator in its sole discretion; provided, however, that any cash Supplemental Severance Benefit shall in no event cause an Employee's total cash Severance Benefits and cash Supplemental Severance Benefits to exceed 52 weeks of Base Salary.

3.3
Ineligible Employees. Except as otherwise provided in this Section 3.3, an Employee who experiences a Termination of Employment that is not a Qualifying Termination (a “Nonqualifying Termination”) shall not be entitled to Severance Benefits or Supplemental Severance Benefits under this Plan. Notwithstanding the foregoing, the Administrator may determine to provide benefits under the Plan upon a Nonqualifying Termination in individual cases due to special circumstances, the amount and nature of such benefits to be determined by the Administrator in its sole discretion.

IV.	General Provisions.

4.1
Timing of Severance Pay. Any Severance Pay that is due to an eligible Employee pursuant to Article III shall be paid in a lump sum (unless otherwise determined by the Plan Administrator) within 30 days of the later of the date on which a signed Release and Waiver (as described in Section 4.4) is received by the Employer or the date on which the signed Release and Waiver has become irrevocable or, in the event the Administrator waives the Release and Waiver requirement, within 30 days of the Employee’s Termination of Employment. In any event, all Severance Pay (including any Supplemental Severance Benefits described in Section 3.2) not exceeding the “separation pay” limitations of Treas. Reg. 1.409A-1(b)(9)(iii)(A) shall be paid no later than the end of the second year following the year in which an Employee’s Termination of Employment occurs in accordance with Treas. Reg. 1.409A-1(b)(9)(iii)(B). Any Severance Pay in excess of the limitations of Treas. Reg. 1.409A-1(b)(9)(iii)(A) shall be paid in a lump sum payment on the 90th day following the Employee’s Termination of Employment or, if earlier, March 15 of the year following the Employee’s Termination of Employment.

4.2
Withholding. The Administrator shall withhold from any Severance Benefits and Supplemental Severance Benefits all federal and state income, FICA, and other employment taxes, and any other amounts required or permitted to be withheld under any agreement with the Employee involved, applicable law or other employee benefit plans of the Employer.

4.3
Amendment and Termination. The Company may amend or terminate this Plan at any time and without prior notice; provided, however, that in no event shall any such amendment or termination affect, in any manner, the entitlement to Severance Benefits or Supplemental Severance Benefits, if any, of an Employee who, prior to the date of such amendment or termination, was determined to be eligible for such payments.

4.4
Payments Conditioned on Release. Eligibility for the receipt of Severance Benefits or Supplemental Severance Benefits hereunder is expressly conditioned upon the execution by the Employee of a comprehensive settlement agreement and release and waiver (“Release and Waiver”), in a form to be determined from time to time by the Administrator; provided, however, that the Administrator may, in its sole discretion, waive this requirement, in whole or in part, with respect to all or a part of an Employee’s benefits under the Plan. Except to the extent the requirement to execute such an agreement is waived by the Administrator, Employees who do not execute such an agreement on or before the Release and Waiver Deadline, or who revoke such an agreement, will not be eligible for Severance Benefits or Supplemental Severance Benefits, regardless of the reason for the Termination of Employment. For purposes hereof, the “Release and Waiver Deadline” means the deadline prescribed by the Administrator for the execution of such agreement.

4.5
Return of Property. All Employer property, including information and reports, data, files, memoranda, records, credit cards, keys, passwords, computers, software, telecommunications equipment, and other physical or personal property that the eligible Employee received, prepared or helped prepare in connection with the Employee’s employment with the Employer, must be returned by that Employee on or before the Employee’s last day of employment in order for such Employee to commence receiving benefits under the Plan.

4.6
Breach of Obligations to Employer. No otherwise eligible Employee shall be entitled to any Severance Benefits or Supplemental Severance Benefits under the Plan if, in the sole discretion of the Administrator, such Employee is in breach or violation of any contractual or other legal obligation to the Employer, including, but not limited to, obligations concerning non-disclosure of confidential information and post-employment restrictions on competition with the Employer.

4.7
Offsets. Any Severance Benefits or Supplemental Severance Benefits payable under the Plan shall be reduced dollar-for-dollar by any severance payments or benefits provided by the Employer under any other plan or arrangement or pursuant to any applicable federal, state or local law, including without limitation any payments required pursuant to the Worker Adjustment and Retraining Notification Act (the “WARN Act”), the Illinois Worker Adjustment and Retraining Notification Act (“IL WARN Act”) and/or the New York State Worker Adjustment and Retraining Notification Law (“NY WARN Law”) (collectively the “WARN LAWS”). If Termination of Employment is deemed to be covered by the WARN LAWS, any severance benefits that may be payable pursuant to this Plan shall be considered payment required under the WARN LAWS.

4.8	Governing Law. This Plan, to the extent not preempted by ERISA or any other federal law, shall be governed by and construed in accordance with the laws of the State of Illinois.

4.9	Nonassignability. Payments that are made under this Plan may not be assigned by any Employee, except as required by federal or non-preempted state law.

4.10	Severance Pay Not Compensation. The period for which Severance Pay may be computed and the payments provided under this Plan shall not constitute employment, compensation or salary for purposes of determining participation in, or other benefits under, any other benefit plan of the Employer. Severance payments shall also not be considered wages for work performed by the Employee for any purpose under state or federal law.

4.11
Right of Offset. By accepting Severance Benefits or Supplemental Severance Benefits under the Plan, the Employee agrees that the Administrator, in its sole discretion, may withhold from any amounts payable under this Plan any amounts that are owed to the Employer by the Employee.

4.12	Severability. Any provision herein that may be unenforceable will be deemed to be severed from the remainder hereof, with such remaining provisions being given full force and effect.

4.13	Recovery of Payments Made by Mistake. An eligible Employee shall be required to return to the Employer any Plan severance benefit payment, or portion thereof, made by a mistake of fact or law.

4.14
Representations Contrary to Plan. Except as otherwise provided herein, no employee, officer, or director of the Employer has the authority to alter, vary or modify the terms of the Plan, except by means of an authorized written amendment to the Plan. No verbal or written representations contrary to the terms of the Plan and its written amendments shall be binding upon the Plan, the Administrator or the Employer.

4.15
Plan Funding. No eligible Employee shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Employer. Any Severance Benefits or Supplemental Severance Benefits that become payable under the Plan are unfunded obligations of the Employer and shall be paid from the general assets of the Employer. No employee, officer, director or agent of the Employer guarantees, in any manner, the payment of Plan benefits.

4.16
Written Agreement. Any severance benefits to which an eligible Employee may be entitled to receive under the Plan shall be communicated to such Employee in writing. An eligible Employee shall not be entitled to receive any severance benefits under this Plan other than those benefits that are specifically communicated to that Employee in such writing.

4.17
No Right to Other Claims. Neither an eligible Employee, his or her dependents, his or her beneficiaries, nor anyone else has the right or claim to benefits under this Plan, other than those described in the Plan.

4.18
Code Section 409A. All benefits under this Plan are intended either to be exempt from, or to comply with, the requirements of Section 409A of the Code, and the Plan shall be interpreted and administered in a manner consistent with such intent. If payment of any benefit that is 'deferred compensation' subject to Section 409A of the Code at the time specified in this Plan would subject such compensation to additional tax pursuant to Section 409A, the payment thereof shall be postponed to the earliest commencement date on which such amount could be paid without incurring such additional tax.

V.	Plan Administration.

5.1
Operation and Administration of Plan by Administrator. The Administrator has complete authority to control and manage the operation and administration of the Plan. The Administrator shall have full and exclusive discretionary authority to:

(a)	construe and interpret the provisions of the Plan;

(b)	adopt any rules, procedures, and forms that are necessary for the operation and administration of the Plan that are consistent with its provisions;

(c)
determine eligibility for and the amount of Severance Benefits or Supplemental Severance Benefits for any Employee, as well as all other questions relating to the eligibility, benefits, and other rights of Employees under the Plan;

(d)	keep all records necessary for the operation and administration of the Plan;

(e)
designate or employ agents (who may also be employees of the Employer) and delegate to them the exercise of one or more specific powers of the Administrator; and, to the extent that the exercise of such powers involves fiduciary responsibility, such agents will be fiduciaries of the Plan; and

(f)	retain any legal, accounting or other expert advisers (who may also be advisers to the Employer) in connection with the Administrator’s operation and administration of the Plan.

5.2
Reliance on Documents, Instruments, Etc. The Administrator may rely on any certificate, statement or other representation that is made on behalf of the Employer or any Employee that it believes, in good faith, to be genuine, and on any certificate, statement, report or other representation that is made to it by any agent or any attorney, accountant or other expert retained by it or the Employer in connection with the operation and administration of the Plan.

5.3	Administrative Expenses. All expenses of operating and administering the Plan, including, but not limited to, fees of any agents and experts retained by the Administrator under Section 5.2, will be paid by the Employer.

5.4
Bond, Compensation, Indemnification of Administrator. No bond or other security will be required of the Administrator, except as provided by law. No compensation will be paid to any person for performing his or her duties as Administrator. The Administrator will be indemnified by the Employer for any liabilities (including legal expenses) arising from any act or failure to act that is done in good faith in accordance with the Plan’s provisions.

5.5	More Than One Fiduciary Capacity. Person(s) may serve in more than one fiduciary capacity under the Plan.

5.6	Denial of Claims; Appeals. If any person (the “claimant”) claims payments under the Plan and the claim is wholly or partially denied, the following procedures will apply to resolve it:

(a)
Within 90 days after the receipt of the claim, the Administrator will provide the claimant with written or electronic notice of its decision on the claim. If the Administrator cannot render a decision on the claim within the 90-day period because of special circumstances, the Administrator may extend the period in which to render the decision by an additional 90 days, up to a total of 180 days after its receipt of the written claim. The Administrator will provide the claimant with a written notice of any extension before the end of the initial 90-day period, which indicates the special circumstances that require the extension and the expected decision date. If the claim is deemed denied in whole or in part (an “adverse benefit determination”), the written or electronic notice of the decision will inform the claimant of (i) the specific reasons for the adverse benefit determination; (ii) the specific provisions of the Plan upon which the adverse benefit determination is based; (iii) any additional information or material that is necessary to perfect the claim and the reasons why such information or material is necessary; and (iv) the right to request a review of the adverse benefit determination, the procedures for requesting such review, and the claimant’s right to bring a civil action under Section 502(a) of ERISA.

(b)
A claimant who wishes to use the Plan’s claim appeal procedure must notify the Administrator that he or she wishes to appeal within 60 days of receiving the Administrator’s written or electronic notice of an adverse benefit determination. The claimant may review all relevant documents relating to the claim, including the Plan document, and may submit issues and comments in writing. The Administrator will undertake a full and fair review of the record of the appeal of the adverse benefit determination and prepare its decision. The Administrator will give the claimant written or electronic notice of the decision of the appeal within 60 days after the receipt of the claimant’s notice of appeal. If special circumstances require an extension of time for processing, the Administrator may be given 120 days after the receipt of the claimant’s notice of appeal to render its decision. The Administrator will provide the claimant with a written notice of the extension, before the end of the 60-day period, which indicates the special circumstances that require the extension and the expected decision date. The written or electronic notice of the decision of the appeal will be written in a manner calculated to be understood by the claimant and will include the specific reasons for the decision, specific references to any facts or any provisions of the Plan on which the decision is based, and a statement regarding the claimant’s right to bring a civil action under Section 502(a) of ERISA. The decision of the Administrator on review is binding on all parties, subject to any determination by a court in an action under Section 502(a) of ERISA.

(c)	A claimant cannot file an action under Section 502(a) of ERISA until he or she has exhausted these procedures.
IN WITNESS WHEREOF, the Company has caused this amended and restated Plan to be executed by its duly authorized officer on this 11th day of January, 2013.

CME GROUP INC.

By: /s/ Hilda Harris Piell
Its: Senior Managing Director & Chief Human Resources Officer

1    Appendix A

SEVERANCE SCHEDULE FOR
QUALIFYING TERMINATIONS
Severance Benefits and Supplemental Severance Benefits, as described below, are conditioned on and will only be paid after an eligible Employee (i) executes a Release and Waiver as described in Section 4.4 (unless such agreement is waived in accordance with that Section), and such agreement (if applicable) becomes effective after the applicable waiting period, and (ii) is determined by the Administrator to have satisfied all other conditions to receive benefits under this Plan and this Appendix A.

A.    Amount of Severance Pay.

1.    Eligible Non-Exempt Employees

Severance Pay will equal one (1) week of Base Salary per Year of Service, subject to a minimum of four (4) weeks of Base Salary and a maximum of twenty-six (26) weeks of Base Salary.

2.    Eligible Exempt Employees

Severance Pay will equal two (2) weeks of Base Salary per Year of Service, subject to a minimum of four (4) weeks of Base Salary and a maximum of twenty-six (26) weeks of Base Salary.

For purposes of this Appendix A:

“Base Salary” means the annual base rate of pay of an eligible Employee, as in effect on the date on which such Employee is notified of his or her Qualifying Standard Termination.

“Year of Service” means each twelve (12)-consecutive-month period, which is measured from an eligible Employee’s most recent date of hire.

B.    Supplemental Severance Benefits.

Supplemental Severance Benefits awarded by the Administrator in its sole discretion pursuant to Section 3.2 may include any of the following:

1.	Continuation Coverage. Payment of part or all of the cost of Continuation Coverage for an eligible Employee for a specified period of time.

2.	Outplacement Services. Outplacement assistance through a firm selected by the Employer.

3.	Stock Options and Restricted Stock. Acceleration of the vesting of stock options and restricted stock held by the Employee, but only to the extent such stock options

A-1

and restricted stock would have vested had the Employee remained employed by the Employer throughout the Severance Period.

A-1